AGREEMENT FOR THE PURCHASE OF COMMON STOCK

This agreement for the purchase of common stock (the “Agreement”) is made this 20th day of November, 2009 by and between Pamela Hutchinson (the “Seller”), and Johannes Petersen (the “Purchase”), and is for the purpose of setting forth the terms and conditions upon which the Seller will sell to the Purchaser 8,500,000 shares of common stock of Teen Glow Makeup, Inc. (the “Company”).

In consideration of the mutual promises, covenants and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

1.
Subject to the terms and conditions of this agreement, Seller agrees to sell and the Purchaser agrees to purchase shares of Common Stock of the Company at a price of US$ 0.0058754 per share for a total purchase price of US$ 49,941.25.

2.
Seller represents and warrants to the Purchaser that he has good and marketable title to all of the shares to be sold to the Purchaser pursuant to this Agreement. The shares to be sold to the Purchaser will be, at the closing, free and clear of all liens, security interests or pledges of any kind. None of such shares are or will be subject to any voting trust or agreement. No person holds or has a right to receive any proxy or similar instrument with respect to such shares.

3.
The Seller acknowledges that after completion of this transaction the shares could materially increase in value as a result of the Company’s current business, or any future new business the Company may undertake.

4.	The closing of this transaction will occur on or before the 30th day of November, 2009.

AGREED TO AND ACCEPTED:

SELLER:                                                                                     PURCHASER:

By: /s/ Pamela Hutchinson                                                                                    By: /s/ Johannes Petersen
Pamela Hutchinson                                                                                                Johannes Petersen